EXHIBIT 12.01

Commonwealth Telephone Enterprises, Inc.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements
(Dollars in Thousands)

                                                                 Six Months
                       For the Years Ended December 31,        Ended June 30,
                  ------------------------------------------- ----------------
                    1993     1994     1995     1996     1997    1998     1997
                  -------  -------  -------  -------  ------- -------  -------
Income from
 continuing
 operations
 before income
 taxes..........  $28,016  $27,125  $43,555  $44,286  $35,991 $18,070  $21,081
Minority          -------  -------  -------  -------  ------- -------  -------
 interest in
 income of
 consolidated
 entities.......       --       --       --       -        --       --      --

Fixed Charges:

 Interest on
  long-term and
  short-term
  debt including
  amortization
  of debt
  expense........  17,696   18,154   9,621    9,577    9,933    6,202    4,133

 Interest portion
  of rental
  expense           1,261    1,258    1,198    1,321    1,479     565      742

 Preferred
  stock dividend.     --       --       --    4,606    4,412   2,271    2,218
                  -------  -------  -------  -------  ------- -------  -------
 Total fixed
  charges.......   18,957   19,412   10,819   15,504    15,824  9,038    7,093
                  -------  -------  -------  -------  ------- -------  -------

Earnings before
 income taxes
 and fixed
 charges........  $46,973  $46,537  $54,374  $59,790  $51,815 $27,108  $28,174
                  =======  =======  =======  =======  ======= =======  =======

Ratio of
 earnings to
 combined fixed
 charges and
 preferred stock
 dividend
 requirements...     2.48     2.40     5.03     3.86     3.27    3.00     3.97


For purposes of computing the ratio, earnings are income from continuing operations plus fixed charges. Fixed charges consist of interest on long and short-term debt including amortization of debt expense, preferred stock dividend requirements and the interest portion of rental expense.

Commonwealth Telephone Enterprises, Inc.

Ratio of Earnings to Fixed Charges
(Dollars in Thousands)
                                                                Six Months
                        For the Years Ended December 31,       Ended June 30,
                  ------------------------------------------- ----------------
                    1993     1994     1995     1996     1997    1998     1997
                  -------  -------  -------  -------  ------- -------  -------
Income from
 continuing
 operations
 before income
 taxes..........  $28,016  $27,125  $43,555  $44,286  $35,991 $18,070  $21,081
Minority          -------  -------  -------  -------  ------- -------  -------
 interest in
 income of
 consolidated
 entities.......       --       --       --       -        --       --      --

Fixed Charges:

 Interest on
  long-term and
  short-term
  debt including
  amortization
  of debt
  expense........  17,696   18,154   9,621    9,577    9,933    6,202    4,133

 Interest portion
  of rental
  expense........   1,261    1,258    1,198    1,321    1,479     565      742
                  -------  -------  -------  -------  ------- -------  -------
 Total fixed
  charges........  18,957   19,412   10,819   10,898   11,412   6,767    4,875
                  -------  -------  -------  -------  ------- -------  -------
Earnings before
 income taxes
 and fixed
 charges........  $46,973  $46,537  $54,374  $55,184  $47,403 $24,837  $25,956
                  =======  =======  =======  =======  ======= =======  =======

Ratio of
 earnings to
 fixed charges..     2.48     2.40     5.03     5.06     4.15    3.67     5.32

For purposes of calculating the ratio, earnings are income from continuing operations plus fixed charges. Fixed charges consist of interest on long and short-term debt including amortization of debt expense, and the interst portion of rental expense.